Exhibit 99.1
Liberty Latin America Reports Q2 & H1 2022 Results
Q2 reported revenue growth of 4% to $1.2 billion, up 1% on a rebased basis
Record second quarter mobile postpaid additions of 106,000
Acquisition of Claro Panama completed on July 1
Nearly $120 million of shares repurchased in H1
Denver, Colorado - August 3, 2022: Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced its financial and operating results for the three months (“Q2”) and six months (“YTD” or “H1 2022”) ended June 30, 2022.
CEO Balan Nair commented, “Following a solid start to the year, we made further progress in the second quarter as we grew our internet and postpaid mobile subscriber bases and completed the acquisition of Claro Panama in the beginning of July.”
“We continue to focus on delivering subscriber growth across products and customer segments that generate recurring revenue. During the quarter we grew our broadband subscriber base, including a record number of additions in Costa Rica and a return to growth in C&W Caribbean & Networks, while our operations in Chile broadly maintained market share despite intense competition. Mobile postpaid additions were greater than 100,000 for a second consecutive quarter as our ongoing commercial focus led to subscriber growth across all of our reporting segments.”
“Our inorganic strategy is progressing well and is set to deliver significant value for stakeholders as we integrate operations and realize synergies. On July 1, we closed the acquisition of Claro Panama and we expect to complete our agreed 50/50 JV with Claro Chile in the second half of 2022. Our integration plans in Puerto Rico and Costa Rica are on-track and we are excited to build growth-oriented converged telecommunications service providers in those markets.”
“We are also committed to responsible and sustainable practices across our operations and through our recently released 2021 ESG Report, we demonstrated significant progress in measuring and highlighting new goals with respect to our energy consumption, data privacy and security efforts, and strengthening our commitment to positive change.”
“Overall, we continue to build operating momentum in our business, while also making progress with our inorganic strategy, which we expect to drive additional Adjusted FCF growth in the coming years. We have continued to be aggressive with our share buyback activity, purchasing a record amount in the second quarter and taking our year-to-date total to nearly $120 million, as we remain confident in our business and prospects.”

Business Highlights
•C&W Caribbean & Networks: solid operating and financial performance
◦Mobile postpaid momentum continued with record quarterly additions in Q2
◦Reported and rebased Adj. OIBDA growth in Q2 of 11% and 12%, respectively
•C&W Panama: fixed and mobile postpaid subscriber growth
◦79,000 fixed RGU and 86,000 mobile postpaid adds over past twelve months
◦Reported revenue 6% higher as compared to prior-year period
•Liberty Puerto Rico: consistent subscriber additions; focus on integration
◦Continued fixed RGU growth, postpaid driving mobile additions
◦Integration and synergy realization on-track
•VTR: market remains highly competitive; financial performance impacted by price reductions
◦Operational service level improvements more than offset by market challenges
◦Continue to expect completion of JV with América Móvil in H2
•Liberty Costa Rica: robust operating and financial performance
◦Record broadband RGU additions of 11,000; postpaid base up by 30,000
◦Reported and rebased revenue growth of 198% and 10%, respectively

LLA 2022 Financial Guidance - Update
We remain on-track to deliver financial guidance targets for P&E additions as a percentage of revenue (18%) and Adjusted FCF ($250 million) as presented in our Q4 2021 earnings materials, which was based on the operating footprint we had at the start of the year (i.e. excluding pending acquisitions).
Following the acquisition of Claro Panama on July 1, we are now able to update our financial guidance to incorporate the impact of integrating this business on our group expectations for the year as follows:
•P&E additions as a percentage of revenue at ~18%
•Adjusted FCF guidance of ~$220 million
◦Claro Panama acquisition expected to reduce LLA Adjusted FCF by ~$30 million in 2022

Additional information, including historic quarterly revenue, adjusted OIBDA, and P&E additions, can be found on our website at https://www.lla.com/investors.

Financial and Operating Highlights

Financial Highlights	Q2 2022	Q2 2021	YoY Growth / (Decline)	YoY Rebase Growth / (Decline)[1]	H1 2022	H1 2021	YoY Growth / (Decline)	YoY Rebase Growth / (Decline)[1]

(USD in millions)
Revenue	$1,218	$1,173	4%	1%	$2,436	$2,338	4%	1%
Adjusted OIBDA[2]	$464	$464	—%	(2%)	$904	$913	(1%)	(2%)
Operating income (loss)	$(350)	$173	N.M		$(162)	$354	N.M
Property & equipment additions	$192	$215	(11%)		$367	$367	—%
As a percentage of revenue	16%	18%			15%	16%

Adjusted FCF[3]	$73	$35			$16	$93
Cash provided by operating activities	$225	$240			$347	$444
Cash used by investing activities	$(154)	$(215)			$(343)	$(341)
Cash provided (used) by financing activities	$109	$(30)			$31	$303
N.M. – Not Meaningful.

Operating Highlights[4]	Q2 2022	Q2 2021	YoY Growth / (Decline)

Total Customers	3,213,800	3,233,500	(1%)
Organic customer (losses) additions	(13,800)	18,800
Fixed RGUs	6,412,200	6,332,700	1%
Organic RGU (losses) additions	(41,100)	73,200
Organic internet additions	8,900	24,800
Mobile subscribers*	7,492,300	4,623,900	62%
Organic mobile (losses) additions	(62,800)	117,700
Organic postpaid additions	106,400	22,100

*    Q2 2022 figures include mobile subscribers and ARPU related to operations in Costa Rica, which were acquired on August 9, 2021 and are therefore not included in Q2 2021 subscriber data.

Revenue Highlights
The following table presents (i) revenue of each of our segments and corporate operations for the periods indicated and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Six months ended		Increase/(decrease)
	June 30,				June 30,
	2022	2021	%	Rebased %	2022	2021	%	Rebased %
	in millions, except % amounts

C&W Caribbean & Networks	$454.5	$434.2	5	6	$899.4	$864.0	4	5
C&W Panama	141.6	133.3	6	6	268.8	260.6	3	3
Liberty Puerto Rico	364.1	360.4	1	—	733.4	721.7	2	1
VTR	150.0	209.3	(28)	(16)	320.8	419.6	(24)	(12)
Liberty Costa Rica	108.0	36.3	198	10	215.4	72.5	197	9
Corporate	5.5	5.4	2	2	11.1	10.8	3	3
Eliminations	(6.1)	(5.7)	N.M.	N.M.	(12.6)	(10.8)	N.M.	N.M.
Total	$1,217.6	$1,173.2	4	1	$2,436.3	$2,338.4	4	1
N.M. – Not Meaningful.
•Our reported revenue grew by 4% for each of the three and six months ended June 30, 2022.
◦Reported revenue growth in Q2 and H1 2022 was driven by (1) the addition of $74 million and $146 million, respectively, from the acquisition of Telefónica's Costa Rica operations on August 9, 2021, (2) organic growth in C&W Caribbean & Networks, (3) organic declines at VTR and (4) a net foreign exchange (“FX”) impact of $(34) million and $(63) million, respectively. The FX impact was driven by an average 18% and 15% depreciation of the Chilean peso for Q2 and H1, respectively.

Q2 2022 Revenue Growth – Segment Highlights
•C&W Caribbean & Networks: revenue grew by 5% on a reported basis and 6% on a rebased basis.
◦Fixed residential revenue was 1% higher on a reported and rebased basis, as compared to the prior-year period. Our year-over-year performance was driven by internet subscriber growth over the past twelve months. In the second quarter, Jamaica returned to internet RGU growth as our commercial focus and new FMC propositions drove additions.
◦Mobile revenue was 3% higher on a reported basis and 4% on a rebased basis, as compared to the prior-year period. Growth was primarily driven by a higher average number of mobile subscribers, resulting from sales initiatives, including converged offerings.
◦B2B revenue was 8% and 9% higher on a reported and rebased basis, respectively, as compared to the prior-year period. Performance was driven by growth in fixed internet and mobile subscription services and, for subsea revenue, the positive impact from IRU accelerations in Q2 2022.
•C&W Panama: revenue grew 6% on a reported and rebased basis.
◦Fixed residential revenue was up 10% on a reported basis and rebased basis, as compared to the prior-year period. Growth was driven by subscriber additions over the past twelve months, resulting from investments in our networks, products and commercial activities.
◦Mobile revenue decreased by 2% on a reported and rebased basis. The decline was driven by reduced ARPU from prepaid services, mainly attributable to lower recharging activity. This was partly offset by continued strength in our postpaid segment, where revenue grew by 39%, driven by the addition of 86,000 subscribers over the past twelve months, mainly through successfully migrating customers from prepaid to postpaid.
◦B2B revenue grew by 13% on a reported and rebased basis. The year-over-year increase was driven by the successful award of certain infrastructure projects, growth in fixed recurring revenue and higher mobile handset sales.
•Liberty Puerto Rico: revenue grew by 1% and was flat on a reported and rebased basis, respectively. Fixed residential and B2B growth was offset by lower mobile revenue year-over-year. Robust fixed residential growth was driven by consistent subscriber additions over the past twelve months, which more than offset the negative impact of $2 million in customer credits during Q2 2022 related to a significant power outage. Higher B2B revenue was driven by postpaid mobile subscriber additions, mainly related to a Government sponsored program, while reduced consumer mobile revenue was due to a decline in prepaid subscribers and ARPU.
•VTR: revenue was 28% and 16% lower on a reported and rebased basis, respectively. The year-over-year revenue decline was primarily driven by residential fixed revenue performance. Over the past twelve months, intense competitive pressures have led to a reduction in ARPU and subscriber numbers. In addition, strategic initiatives implemented during the first half of 2022 have led to lower ARPU levels across our internet subscriber base.
•Liberty Costa Rica: revenue grew by 198% and 10% on a reported and rebased basis, respectively. Reported performance benefited from the inclusion of Telefónica's Costa Rica operations in the quarter. Rebased growth was driven by strong subscriber additions across both our mobile and fixed businesses, where we added 275,000 and 63,000 subscribers, respectively, over the past twelve months.
Operating Income (Loss)
•Operating income (loss) was $(350) million and $173 million for the three months ended June 30, 2022 and 2021, respectively, and $(162) million and $354 million for the six months ended June 30, 2022 and 2021, respectively.
◦The declines during the 2022 periods are primarily due to goodwill impairments incurred during the second quarter of 2022, which were partially offset by decreases in depreciation and amortization expense as we ceased recording depreciation expense for the Chile JV Entities during the third quarter of 2021 when we began accounting for them as held for sale.

Adjusted OIBDA Highlights
The following table presents (i) Adjusted OIBDA of each of our reportable segments and our corporate category for the periods indicated and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase (decrease)		Six months ended		Increase (decrease)
	June 30,				June 30,
	2022	2021	%	Rebased %	2022	2021	%	Rebased %
	in millions, except % amounts

C&W Caribbean & Networks	$209.6	$188.1	11	12	$402.1	$369.4	9	10
C&W Panama	44.4	45.6	(3)	(3)	84.9	89.6	(5)	(5)
Liberty Puerto Rico	148.8	161.4	(8)	(8)	293.1	311.3	(6)	(6)
VTR	37.9	68.7	(45)	(35)	84.4	139.2	(39)	(30)
Liberty Costa Rica	35.6	12.7	180	4	65.8	26.8	146	12
Corporate	(12.8)	(12.5)	(2)	(2)	(26.6)	(23.0)	(16)	(16)
Total	$463.5	$464.0	—	(2)	$903.7	$913.3	(1)	(2)

Operating income (loss) margin	(28.8)%	14.7%	(6.6)%	15.1%

Adjusted OIBDA margin	38.1%	39.5%	37.1%	39.1%
•Our reported Adjusted OIBDA for the three and six months ended June 30, 2022 was flat and 1% lower, respectively, as compared to the corresponding prior-year periods.
◦Reported Adjusted OIBDA performance in Q2 and H1 2022 resulted from the net impact of organic declines in VTR and Puerto Rico, which were mostly offset by $24 million and $42 million, respectively, contributed by operations acquired from Telefónica in Costa Rica and organic growth at C&W Caribbean & Networks.
Q2 2022 Adjusted OIBDA Growth – Segment Highlights
•C&W Caribbean and Networks: Adjusted OIBDA increased on a reported and rebased basis by 11% and 12%, respectively. This performance was driven by the aforementioned rebased revenue growth and our focus on cost control leading to an improved Adjusted OIBDA margin of 46.1%.
•C&W Panama: Adjusted OIBDA was 3% lower on a reported and rebased basis. The decline was driven by higher equipment costs related to increased mobile handset sales and additional B2B projects, and higher bad debt provisions as challenging economic conditions impacted customers in lower socio-economic groups.
•Liberty Puerto Rico: Adjusted OIBDA declined by 8% on a reported and rebased basis. The decline in the quarter was impacted primarily by a higher negative equipment sales margin, as well as a lower net roaming margin and net incremental integration costs. While the year-over-year decline was impacted by a tough comparison to last year, we reported a sequential improvement from Q1, and we expect continued improvement in the second half of the year.
•VTR: Adjusted OIBDA was lower on a reported and rebased basis by 45% and 35%, respectively. The rebased decline was driven by the aforementioned decrease in revenue, and a lower overall Adjusted OIBDA margin as the revenue reduction was only partially offset by declines in variable costs, including programming and commissions. We continue to strive for operating efficiencies and our call center volume in June reached a two-year low following improvements across key repair and installation metrics.

•Liberty Costa Rica: Adjusted OIBDA grew by 180% and 4% on a reported and rebased basis, respectively. Reported growth benefited from the inclusion of Telefónica's Costa Rica operations in the quarter. Rebased performance was driven by the aforementioned rebased revenue growth partly offset by $2 million of additional integration costs and a negative non-functional FX impact of approximately $3 million, as compared to the prior-year period. The Costa Rica colon depreciated by 9% in Q2 as compared to the prior period quarter.
Net Earnings (Loss) Attributable to Shareholders
•Net earnings (loss) attributable to shareholders was $(473) million and $13 million for the three months ended June 30, 2022 and 2021, respectively, and $(389) million and $102 million for the six months ended June 30, 2022 and 2021, respectively.

Property & Equipment Additions and Capital Expenditures
The table below highlights the categories of the property and equipment additions (P&E Additions) for the indicated periods and reconciles to cash paid for capital expenditures.

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021
	USD in millions

Customer Premises Equipment	$58.5	$77.5	$141.3	$151.1
New Build & Upgrade	38.9	33.1	69.0	58.6
Capacity	29.3	36.6	53.9	53.7
Baseline	50.3	44.7	75.3	71.6
Product & Enablers	14.7	22.8	27.6	32.1
Property & equipment additions	191.7	214.7	367.1	367.1
Assets acquired under capital-related vendor financing arrangements	(35.6)	(19.5)	(67.5)	(38.3)
Changes in current liabilities related to capital expenditures	(0.9)	3.4	20.3	5.4
Capital expenditures	$155.2	$198.6	$319.9	$334.2

Property & equipment additions as % of revenue	15.7%	18.3%	15.1%	15.7%

Property & Equipment Additions:
C&W Caribbean & Networks	$61.6	$73.2	$113.2	$122.8
C&W Panama	26.4	20.1	41.4	30.8
Liberty Puerto Rico	46.5	51.2	91.0	84.9
VTR	35.0	55.8	79.7	102.5
Liberty Costa Rica	15.3	7.3	25.2	14.6
Corporate	6.9	7.1	16.6	11.5
Property & equipment additions	$191.7	$214.7	$367.1	$367.1

Property & Equipment Additions as a Percentage of Revenue by Reportable Segment:
C&W Caribbean & Networks	13.6%	16.9%	12.6%	14.2%
C&W Panama	18.6%	15.1%	15.4%	11.8%
Liberty Puerto Rico	12.8%	14.2%	12.4%	11.8%
VTR	23.3%	26.7%	24.8%	24.4%
Liberty Costa Rica	14.2%	20.1%	11.7%	20.1%

New Build and Homes Upgraded by Reportable Segment:
C&W Caribbean & Networks	46,600	41,700	82,900	62,700
C&W Panama	46,000	38,700	90,300	60,200
Liberty Puerto Rico	7,100	6,600	14,500	8,700
VTR	51,600	134,600	116,600	211,300
Liberty Costa Rica	11,000	9,700	24,700	16,300
Total	162,300	231,300	329,000	359,200

Summary of Debt, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the U.S. dollar equivalent balances of the outstanding principal amounts of our debt and finance lease obligations, and cash and cash equivalents at June 30, 2022:

	Debt	Finance lease obligations	Debt and finance lease obligations	Cash and cash equivalents
	in millions

Liberty Latin America[1]	$403.8	$0.8	$404.6	$129.7
C&W2	4,488.4	—	4,488.4	769.5
Liberty Puerto Rico	2,601.0	6.3	2,607.3	117.7
VTR[3]	1,515.7	—	1,515.7	67.5
Liberty Costa Rica	400.4	3.0	403.4	13.8
Total	$9,409.3	$10.1	$9,419.4	$1,098.2

Consolidated Leverage and Liquidity Information:			June 30, 2022	March 31, 2022

Consolidated debt and finance lease obligations to operating loss ratio			(28.7)x	(20.4)x
Consolidated net debt and finance lease obligations to operating loss ratio			(25.3)x	(18.3)x
Consolidated gross leverage ratio[4]			5.1x	5.1x
Consolidated net leverage ratio[4]			4.5x	4.6x
Average debt tenor[5]			5.5 years	5.7 years
Fully-swapped borrowing costs			5.7%	5.9%
Unused borrowing capacity (in millions)[6]			$1,219.7	$1,231.3
1.Represents the amount held by Liberty Latin America on a standalone basis plus the aggregate amount held by subsidiaries of Liberty Latin America that are outside our borrowing groups.
2.Represents the C&W borrowing group, including the C&W Caribbean & Networks and C&W Panama reporting segments.
3.Represents the debt and finance lease obligations and cash and cash equivalents of the VTR borrowing group, which are classified as held for sale on our June 30, 2022 condensed consolidated balance sheet. In addition, the consolidated leverage and liquidity information includes the impact of the VTR borrowing group.
4.Consolidated leverage ratios are non-GAAP measures. For additional information, including definitions of our consolidated leverage ratios, required reconciliations, see Non-GAAP Reconciliations below.
5.For purposes of calculating our average tenor, total debt excludes vendor financing and finance lease obligations.
6.At June 30, 2022, the full amount of unused borrowing capacity under our subsidiaries' revolving credit facilities was available to be borrowed, both before and after completion of the June 30, 2022 compliance reporting requirements.

Quarterly Subscriber Variance

	Fixed and Mobile Subscriber Variance Table — June 30, 2022 vs March 31, 2022
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Prepaid	Postpaid	Total Mobile Subscribers

C&W Caribbean and Networks:
Jamaica	10,900	10,900	2,200	(2,800)	3,800	800	1,800	27,200	9,400	36,600
The Bahamas	—	—	(200)	—	800	(400)	400	300	(600)	(300)
Trinidad and Tobago	1,100	1,100	(1,800)	(2,400)	(1,600)	2,200	(1,800)	—	—	—
Barbados	—	—	(200)	300	500	(700)	100	(1,900)	1,100	(800)
Other[1]	100	100	(2,600)	(100)	400	(700)	(400)	(9,200)	8,900	(300)
Total C&W Caribbean & Networks	12,100	12,100	(2,600)	(5,000)	3,900	1,200	100	16,400	18,800	35,200
C&W Panama	14,100	14,100	2,100	5,500	4,400	2,900	12,800	(184,900)	27,900	(157,000)
Total C&W	26,200	26,200	(500)	500	8,300	4,100	12,900	(168,500)	46,700	(121,800)
Liberty Puerto Rico[1]	3,100	3,100	10,200	300	7,000	2,400	9,700	(6,200)	20,500	14,300
VTR	31,000	31,200	(30,900)	(39,700)	(17,700)	(26,800)	(84,200)	(800)	8,800	8,000
Liberty Costa Rica	7,800	7,800	7,400	1,300	11,300	7,900	20,500	6,300	30,400	36,700
Total Organic Change	68,100	68,300	(13,800)	(37,600)	8,900	(12,400)	(41,100)	(169,200)	106,400	(62,800)

Q2 2022 Adjustments:
C&W C&N - Jamaica[2]	—	—	—	—	—	—	—	(5,000)	—	(5,000)
C&W C&N - Other[3]	9,700	9,700	—	—	—	—	—	—	—	—
Liberty Puerto Rico[4]	—	—	—	—	—	—	—	(25,800)	(4,100)	(29,900)
Total Q2 2022 Adjustments	9,700	9,700	—	—	—	—	—	(30,800)	(4,100)	(34,900)

Net Adds	77,800	78,000	(13,800)	(37,600)	8,900	(12,400)	(41,100)	(200,000)	102,300	(97,700)

1.Included in Liberty Puerto Rico's mobile prepaid organic loss is a decrease of 24,700 mobile reseller subscribers.

2.During the second quarter of 2022, we began to shut down our 2G network in Jamaica and have reflected the associated decline in mobile subscribers as a non-organic adjustment. We expect further non-organic adjustments related to the final stages of the shutdown, which will impact as many as approximately 30,000 subscribers in the second half of 2022.

3.The non-organic adjustment for C&W Caribbean and Networks - Other relates to the identification of additional homes passed during the process of upgrading certain parts of the network.

4.During the second quarter of 2022, we shut down our 3G network in Puerto Rico and have reflected the associated decline in mobile subscribers as a non-organic adjustment.

ARPU per Customer Relationship
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended June 30,			FX-Neutral[1]
	2022	2021	% Change	% Change

Reportable Segment:
C&W Caribbean & Networks	$48.48	$48.35	0.3%	1.1%
C&W Panama	$38.39	$37.62	2.0%	2.0%
Liberty Puerto Rico	$75.74	$77.51	(2.3%)	(2.3%)
VTR[2]	$33.51	$43.75	(23.4%)	(9.8%)
Liberty Costa Rica[3]	$38.28	$42.19	(9.3%)	(0.8%)
Cable & Wireless Borrowing Group	$46.44	$46.33	0.2%	0.9%
Mobile ARPU
The following table provides ARPU per mobile subscriber for the indicated periods:

	Three months ended June 30,			FX-Neutral[1]
	2022	2021	% Change	% Change

Reportable Segment:
C&W Caribbean & Networks	$14.03	$14.55	(3.6%)	(2.8%)
C&W Panama	$9.45	$9.57	(1.3%)	(1.3%)
Liberty Puerto Rico	$45.06	$46.02	(2.1%)	(3.4%)
VTR[4]	$11.71	$15.97	(26.7%)	(13.6%)
Liberty Costa Rica[5]	$5.69	N.M.	N.M.	N.M.
Cable & Wireless Borrowing Group	$11.93	$12.19	(2.1%)	(1.6%)
N.M. – Not Meaningful.
1.The FX-Neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the current-period figures to reflect translation at the foreign currency rates used to translate the prior year amounts.
2.The ARPU per customer relationship amounts in Chilean pesos for the three months ended June 30, 2022 and 2021 are CLP 28,260 and CLP 31,328, respectively.
3.The ARPU per customer relationship amounts in Costa Rican colones for the three months ended June 30, 2022 and 2021 are CRC 25,808 and CRC 26,010, respectively.
4.The mobile ARPU amounts in Chilean pesos for the three months ended June 30, 2022 and 2021 are CLP 9,880 and CLP 11,433, respectively.
5.The mobile ARPU amount in Costa Rican colones for the three months ended June 30, 2022 is CRC 3,841.

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategies, priorities and objectives, performance, guidance and growth expectations for 2022; our digital strategy, product innovation and commercial plans and projects; expectations on demand for connectivity in the region; our anticipated integration plans, synergies, opportunities and integration costs in Puerto Rico following the AT&T Acquisition, in Costa Rica following the acquisition of Telefónica's Costa Rica business, and in Panama following the acquisition of América Móvil’s Panama operations; the timing and impact of the formation of a joint venture with América Móvil in Chile; the strength of our balance sheet and tenor of our debt; our share repurchase program; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, political or social events, and pandemics, such as COVID-19, the uncertainties surrounding such events and efforts to contain any pandemic, the ability and cost to restore networks in the markets impacted by hurricanes or generally to respond to any such events; the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to obtain regulatory approval and satisfy conditions associated with acquisitions and dispositions, including the formation of a joint venture with América Móvil in Chile; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network provider under our MVNO arrangement) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Latin America
Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil, and BTC. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects approximately 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations    Corporate Communications
Kunal Patel    ir@lla.com     Claudia Restrepo    llacommunications@lla.com

Footnotes
1.Rebased growth rates are a non-GAAP measure. The indicated growth rates are rebased for the estimated impacts of (i) acquisitions and (ii) FX. See Non-GAAP Reconciliations below.
2.Adjusted OIBDA is a non-GAAP measure. For the definition of Adjusted OIBDA and required reconciliations, see Non-GAAP Reconciliations below.
3.Adjusted Free Cash Flow (“Adjusted FCF”) is a non-GAAP measure. For the definition of Adjusted FCF and required reconciliations, see Non-GAAP Reconciliations below.
4.See Glossary for the definition of RGUs and mobile subscribers. Organic figures exclude RGUs and mobile subscribers of acquired entities at the date of acquisition and other non-organic adjustments, but include the impact of changes in RGUs and mobile subscribers from the date of acquisition. All subscriber / RGU additions or losses refer to net organic changes, unless otherwise noted.

Additional Information | Cable & Wireless Borrowing Group
The following tables reflect preliminary unaudited selected financial results, on a consolidated C&W basis, for the periods indicated, in accordance with U.S. GAAP.

	Three months ended
	June 30,		Change	Rebased change[1]
	2022	2021
	in millions, except % amounts

Revenue	$594.1	$564.8	5%	6%

Operating income (loss)	$(462.4)	$67.1	(789%)

Adjusted OIBDA	$254.0	$233.7	9%	9%

Operating income (loss) as a percentage of revenue	(77.8)%	11.9%

Adjusted OIBDA as a percentage of revenue	42.8%	41.4%

Proportionate Adjusted OIBDA	$219.0	$199.8

	Six months ended
	June 30,		Change	Rebased change[1]
	2022	2021
	in millions, except % amounts

Revenue	$1,164.2	$1,119.9	4%	5%

Operating income (loss)	$(388.8)	$135.1	(388%)

Adjusted OIBDA	$487.0	$459.0	6%	7%

Operating income (loss) as a percentage of revenue	(33.4)%	12.1%

Adjusted OIBDA as a percentage of revenue	41.8%	41.0%

Proportionate Adjusted OIBDA	$419.2	$392.0
1.    Indicated growth rates are rebased for the estimated impacts of FX.

The following table details the U.S. dollar equivalent of the nominal amount outstanding of C&W's third-party debt and cash and cash equivalents:

		June 30,	March 31,
	Facility Amount	2022	2022
	in millions
Credit Facilities:
Revolving Credit Facility due 2023 (LIBOR + 3.25%)	$50.0	$—	$—
Revolving Credit Facility due 2027 (LIBOR + 3.25%)	$580.0	—	—
Term Loan Facility B-5 due 2028 (LIBOR + 2.25%)	$1,510.0	1,510.0	1,510.0
Term Loan Facility B-6 due 2029 (LIBOR + 3.00%)	$590.0	590.0	590.0
Total Senior Secured Credit Facilities		2,100.0	2,100.0
Notes:
5.75% USD Senior Secured Notes due 2027	$495.0	495.0	495.0
6.875% USD Senior Notes due 2027	$1,220.0	1,220.0	1,220.0
Total Notes		1,715.0	1,715.0
Other debt:
4.25% CWP Term Loan A due 2028	$275.0	275.0	275.0
4.25% CWP Term Loan B due 2028	$160.0	160.0	—
Other regional debt		84.4	80.3
Vendor financing		154.0	116.4
Total third-party debt		4,488.4	4,286.7
Less: premiums, discounts and deferred financing costs, net		(34.5)	(32.7)
Total carrying amount of third-party debt		4,453.9	4,254.0
Less: cash and cash equivalents		(769.5)	(541.3)
Net carrying amount of third-party debt		$3,684.4	$3,712.7
•At June 30, 2022, our third-party total and proportionate net debt was $3.7 billion and $3.5 billion, respectively, our Fully-swapped Borrowing Cost was 5.0%, and the average tenor of our debt obligations (excluding vendor financing) was approximately 5.6 years.
•Our portion of Adjusted OIBDA, after deducting the noncontrolling interests' share, (“Proportionate Adjusted OIBDA”) was $219 million for Q2 2022.
•Based on Q2 results, our Proportionate Net Leverage Ratio was 4.0x, calculated in accordance with C&W's Credit Agreement. At June 30, 2022, we had maximum undrawn commitments of $792 million, including $162 million under our regional facilities. At June 30, 2022, the full amount of unused borrowing capacity under our credit facilities (including regional facilities) was available to be borrowed, both before and after completion of the June 30, 2022 compliance reporting requirements.

Liberty Puerto Rico (LPR) Borrowing Group
The following table details the nominal amount outstanding of Liberty Puerto Rico's debt, finance lease obligations and cash and cash equivalents:

		June 30,	March 31,
	Facility amount	2022	2022
	in millions

Credit Facilities:
Revolving Credit Facility due 2027 (LIBOR + 3.50%)	$172.5	$—	$—
Term Loan Facility due 2028 (LIBOR + 3.75%)	$620.0	620.0	620.0
Total Senior Secured Credit Facilities		620.0	620.0
Notes:
6.75% Senior Secured Notes due 2027	$1,161.0	1,161.0	1,161.0
5.125% Senior Secured Notes due 2029	$820.0	820.0	820.0
Total Notes		1,981.0	1,981.0
Finance lease obligations		6.3	6.5
Total debt and finance lease obligations		2,607.3	2,607.5
Less: discounts and deferred financing costs, net		(31.0)	(32.8)
Total carrying amount of debt		2,576.3	2,574.7
Less: cash and cash equivalents		(117.7)	(103.6)
Net carrying amount of debt		$2,458.6	$2,471.1
•At June 30, 2022, our Fully-swapped Borrowing Cost was 6.0% and the average tenor of debt was approximately 6.1 years.
•Based on our results for Q2 2022, and subject to the completion of the corresponding compliance reporting requirements, our Consolidated Net Leverage Ratio was 4.0x, calculated in accordance with LPR’s Group Credit Agreement.
•At June 30, 2022, we had maximum undrawn commitments of $173 million. At June 30, 2022, the full amount of unused borrowing capacity under our revolving credit facility was available to be borrowed, both before and after completion of the June 30, 2022 compliance reporting requirements.

VTR Borrowing Group
The following table details the borrowing currency and Chilean peso equivalent of the nominal amount outstanding of VTR's debt and cash and cash equivalents:

	June 30,			March 31,
	2022			2022
	Borrowing currency in millions		CLP equivalent in billions

Credit Facilities:
Revolving Credit Facility A due 2026 (TAB[1]+3.35%)	CLP	45,000.0	—	—
Revolving Credit Facility B due 2026 (LIBOR + 2.75%)		$200.0	—	—
Total Senior Secured Credit Facilities			—	—
Notes:
Senior Secured Notes:
5.125% USD Senior Secured Notes due 2028		$480.0	444.0	376.9
4.375% USD Senior Secured Notes due 2029		$410.0	379.2	322.0
Senior Notes:
6.375% USD Senior Notes due 2028		$550.0	508.7	431.9
Total Notes			1,331.9	1,130.8
Vendor Financing			70.0	70.0
Total debt			1,401.9	1,200.8
Less: deferred financing costs			(19.4)	(18.2)
Total carrying amount of debt			1,382.5	1,182.6
Less: cash and cash equivalents			(62.4)	(77.7)
Net carrying amount of debt			1,320.1	1,104.9

Exchange rate (CLP to $)			925.0	785.3
1.     Tasa Activa Bancaria rate.
•At June 30, 2022, our Fully-swapped Borrowing Cost was 6.8% and the average tenor of debt (excluding vendor financing) was approximately 6.1 years.
•Based on our results for Q2 2022, and subject to the completion of the corresponding compliance reporting requirements, our Consolidated Net Leverage ratio was 8.9x, calculated in accordance with the indenture governing the 6.375% USD Senior Notes due 2028.
•At June 30, 2022, we had maximum undrawn commitments of $200 million (CLP 185 billion) and CLP 45 billion. At June 30, 2022, the full amount of unused borrowing capacity under our credit facilities was available to be borrowed, both before and after completion of the June 30, 2022 compliance reporting requirements.

Liberty Costa Rica Borrowing Group
The following table details the borrowing currency and Costa Rican colón equivalent of the nominal amount outstanding of Liberty Costa Rica's third-party debt and cash and cash equivalents:

	June 30,			March 31,
	2022			2022
	Borrowing currency in millions		CRC equivalent in billions

Term Loan B-1 Facility due 2024[1] (LIBOR + 5.50%)		$276.7	190.5	184.7
Term Loan B-2 Facility due 2024[1] (TBP[2] + 6.75%)	CRC	79,635.2	79.6	79.6
Revolving Credit Facility due 2024 (LIBOR + 4.25%)		$15.0	5.5	5.3
Total credit facilities			275.6	269.6
Finance lease obligations			2.1	2.9
Total debt and finance lease obligations			277.7	272.5
Less: deferred financing costs			(4.4)	(5.0)
Total carrying amount of debt			273.3	267.5
Less: cash and cash equivalents			(9.5)	(11.4)
Net carrying amount of debt			263.8	256.1

Exchange rate (CRC to $)			688.5	666.8
1.    Under the terms of the credit agreement, Liberty Costa Rica is obligated to repay 50% of the outstanding aggregate principal amounts of the Cabletica Term Loan B-1 Facility and the Cabletica Term Loan B-2 Facility on February 1, 2024, with the remaining respective principal amounts due on August 1, 2024, which represents the ultimate maturity date of the facilities.
2.    Tasa Básica Pasiva rate.

Subscriber Table

	Consolidated Operating Data — June 30, 2022
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Prepaid	Postpaid	Total Mobile Subscribers

C&W Caribbean & Networks:
Jamaica	666,100	666,100	326,700	134,400	300,200	292,500	727,100	1,091,700	54,800	1,146,500
The Bahamas	120,900	120,900	37,300	9,600	31,500	31,900	73,000	141,700	31,500	173,200
Trinidad and Tobago	338,900	338,900	158,000	102,900	141,900	92,000	336,800	—	—	—
Barbados	140,400	140,400	83,800	37,400	74,300	70,600	182,300	86,600	36,700	123,300
Other	350,900	331,100	213,800	74,700	183,000	115,200	372,900	335,700	81,400	417,100
Total C&W Caribbean & Networks	1,617,200	1,597,400	819,600	359,000	730,900	602,200	1,692,100	1,655,700	204,400	1,860,100
C&W Panama	805,500	805,500	209,600	120,900	192,900	189,700	503,500	1,253,900	217,600	1,471,500
Total C&W	2,422,700	2,402,900	1,029,200	479,900	923,800	791,900	2,195,600	2,909,600	422,000	3,331,600
Liberty Puerto Rico [1,2]	1,166,500	1,166,500	545,100	247,300	503,000	258,000	1,008,300	159,500	877,500	1,037,000
VTR	4,271,300	3,905,500	1,342,200	997,900	1,192,000	505,500	2,695,400	6,500	247,100	253,600
Liberty Costa Rica [3]	681,100	675,200	297,300	203,900	263,100	45,900	512,900	2,093,700	776,400	2,870,100
Total	8,541,600	8,150,100	3,213,800	1,929,000	2,881,900	1,601,300	6,412,200	5,169,300	2,323,000	7,492,300

1.As of June 30, 2022, prepaid mobile subscribers include 31,000 mobile reseller subscribers.

2.As of June 30, 2022, postpaid mobile subscribers include 194,000 CRUs.

3.Our homes passed in Liberty Costa Rica include 57,000 homes on a third-party network that provides us long-term access.

Glossary
Adjusted OIBDA Margin – Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.
ARPU – Average revenue per unit refers to the average monthly subscription revenue (subscription revenue excludes interconnect, mobile handset sales and late fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO fixed services by the average of the opening and closing balances for customer relationships for the indicated period. ARPU per average mobile subscriber is calculated by dividing the average monthly mobile service revenue by the average of the opening and closing balances for mobile subscribers for the indicated period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per average RGU is calculated by dividing the average monthly subscription revenue from the applicable residential fixed service by the average of the opening and closing balances of the applicable RGUs for the indicated period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.
Consolidated Debt and Finance Lease Obligations to Operating Income Ratio – Defined as total principal amount of debt and finance lease obligations outstanding to annualized operating income from the most recent two consecutive fiscal quarters.
Consolidated Net Debt and Finance Lease Obligations to Operating Income Ratio – Defined as total principal amount of debt and finance lease obligations outstanding less cash and cash equivalents to annualized operating income from the most recent two consecutive fiscal quarters.
Consolidated Net Leverage Ratio (VTR) – Defined in accordance with VTR's indenture for its senior notes, taking into account the ratio of its outstanding indebtedness (including the impact of its cross-currency swaps) less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters.
Consolidated Net Leverage Ratio (LPR) – Defined in accordance with LPR's Group Credit Agreement, taking into account the ratio of its outstanding indebtedness less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters.
Customer Relationships – The number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our customer relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Customer relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two customer relationships. We exclude mobile-only customers from customer relationships.
Fully-swapped Borrowing Cost – Represents the weighted average interest rate on our debt (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts, which includes a discount on the convertible notes issued by Liberty Latin America associated with a conversion option feature, and commitment fees, but excluding the impact of financing costs.
Homes Passed – Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our homes passed counts are based on census data that can change based on either revisions to the data or from new census results.
Internet (Broadband) RGU – A home, residential multiple dwelling unit or commercial unit that receives internet services over our network.

Leverage – Our gross and net leverage ratios, each a non-GAAP measure, are defined as total debt (total principal amount of debt and finance lease obligations outstanding, net of projected derivative principal-related cash payments (receipts)) and net debt to annualized Adjusted OIBDA of the latest two quarters. Net debt is defined as total debt (including the convertible notes) less cash and cash equivalents. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.
Mobile Subscribers – Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. Our Liberty Puerto Rico segment prepaid subscriber count includes mobile reseller subscribers, which represent organizations that purchase minutes and data at wholesale prices and subsequently resell it under the purchaser's brand name. These reseller subscribers result in a significantly lower ARPU than the remaining subscribers included in our prepaid balance. Additionally, our Liberty Puerto Rico segment postpaid subscriber count includes Corporate Responsible Users (CRUs), which represent an individual receiving mobile services through an organization that has entered into a contract for mobile services with us and where the organization is responsible for the payment of the CRU’s mobile services.
NPS – Net promoter score.
Property and Equipment Addition Categories
•Customer Premises Equipment: Includes capitalizable equipment and labor, materials and other costs directly associated with the installation of such CPE;
•New Build & Upgrade: Includes capitalizable costs of network equipment, materials, labor and other costs directly associated with entering a new service area and upgrading our existing network;
•Capacity: Includes capitalizable costs for network capacity required for growth and services expansions from both existing and new customers. This category covers Core and Access parts of the network and includes, for example, fiber node splits, upstream/downstream spectrum upgrades and optical equipment additions in our international backbone connections;
•Baseline: Includes capitalizable costs of equipment, materials, labor and other costs directly associated with maintaining and supporting the business. Relates to areas such as network improvement, property and facilities, technical sites, information technology systems and fleet; and
•Product & Enablers: Discretionary capitalizable costs that include investments (i) required to support, maintain, launch or innovate in new customer products, and (ii) in infrastructure, which drive operational efficiency over the long term.
Proportionate Net Leverage Ratio (C&W) – Calculated in accordance with C&W's Credit Agreement, taking into account the ratio of outstanding indebtedness (subject to certain exclusions) less cash and cash equivalents to EBITDA (subject to certain adjustments) for the last two quarters annualized, with both indebtedness and EBITDA reduced proportionately to remove any noncontrolling interests' share of the C&W group.
Revenue Generating Unit (RGU) – RGU is separately a video RGU, internet RGU or telephony RGU. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in Chile subscribed to our video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. RGUs are generally counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled video, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as RGUs during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
SOHO – Small office/home office customers.
Telephony RGU – A home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony RGUs exclude mobile subscribers.
Two-way Homes Passed – Homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.
U.S. GAAP – Generally accepted accounting principles in the United States.
Video RGU – A home, residential multiple dwelling unit or commercial unit that receives our video service over our network primarily via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Video RGUs that are not counted on an EBU basis are generally counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one RGU.
Additional General Notes
Most of our operations provide telephony, broadband internet, mobile data, video or other B2B services. Certain of our B2B service revenue is derived from SOHO customers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHO customers, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs and SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO customers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.
Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Chile and Puerto Rico. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.
While we take appropriate steps to ensure that subscriber and homes passed statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber and homes passed counting process. We periodically review our subscriber and homes passed counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber and homes passed statistics based on those reviews.

.
Non-GAAP Reconciliations
We include certain financial measures in this press release that are considered non-GAAP measures, including (i) Adjusted OIBDA, Adjusted OIBDA Margin and Adjusted OIBDA less P&E Additions, (ii) Adjusted Free Cash Flow, (iii) rebased revenue and rebased Adjusted OIBDA growth rates, and (iv) consolidated leverage ratios. The following sections set forth reconciliations of the nearest GAAP measure to our non-GAAP measures as well as information on how and why management of the Company believes such information is useful to an investor.
Adjusted OIBDA and Adjusted OIBDA less P&E Additions
Adjusted OIBDA and Adjusted OIBDA less P&E Additions, each a non-GAAP measure, are the primary measures used by our chief operating decision maker to evaluate segment operating performance. Adjusted OIBDA and Adjusted OIBDA less P&E Additions are also key factors that are used by our internal decision makers to determine how to allocate resources to segments. As we use the term, Adjusted OIBDA is defined as operating income or loss before share-based compensation, depreciation and amortization, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted OIBDA and Adjusted OIBDA less P&E Additions are meaningful measures because they represent a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our Adjusted OIBDA and Adjusted OIBDA less P&E Additions measures are useful to investors because they are one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measures may not be directly comparable to similar measures used by other public companies. Adjusted OIBDA and Adjusted OIBDA less P&E Additions should be viewed as measures of operating performance that are a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income. A reconciliation of our operating income or loss to total Adjusted OIBDA and Adjusted OIBDA less P&E Additions are presented in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021
	in millions

Operating income (loss)	$(350.2)	$173.0	$(161.9)	$354.0
Share-based compensation expense	31.8	32.8	61.8	55.8
Depreciation and amortization	213.3	241.2	427.4	484.3
Impairment, restructuring and other operating items, net	568.6	17.0	576.4	19.2
Adjusted OIBDA	463.5	464.0	903.7	913.3
Less: Property and equipment additions	191.7	214.7	367.1	367.1
Adjusted OIBDA less P&E additions	$271.8	$249.3	$536.6	$546.2

Operating income (loss) margin[1]	(28.8)%	14.7%	(6.6)%	15.1%

Adjusted OIBDA margin[2]	38.1%	39.5%	37.1%	39.1%
1.Calculated by dividing operating income (loss) by total revenue for the applicable period.
2.Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.

.
Adjusted Free Cash Flow Definition and Reconciliation
We define Adjusted Free Cash Flow (Adjusted FCF), a non-GAAP measure, as net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, (ii) expenses financed by an intermediary, (iii) insurance recoveries related to damaged and destroyed property and equipment, and (iv) certain net interest payments or receipts incurred or received, including associated derivative instrument payments and receipts, in advance of a significant acquisition, less (a) capital expenditures, (b) distributions to noncontrolling interest owners, (c) principal payments on amounts financed by vendors and intermediaries and (d) principal payments on finance leases. We believe that our presentation of Adjusted FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted FCF as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our condensed consolidated statements of cash flows.
The following table provides the reconciliation of our net cash provided by operating activities to Adjusted FCF for the indicated period:

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021
	in millions

Net cash provided by operating activities	$224.8	$240.2	$347.1	$443.7
Cash payments for direct acquisition and disposition costs	1.4	5.6	3.1	10.2
Expenses financed by an intermediary[1]	47.7	28.4	79.4	54.4
Capital expenditures	(155.2)	(198.6)	(319.9)	(334.2)
Distributions to noncontrolling interest owners	(1.9)	(1.3)	(1.9)	(1.3)
Principal payments on amounts financed by vendors and intermediaries	(46.4)	(45.4)	(93.7)	(87.9)
Pre-acquisition interest payments, net[2]	2.4	6.6	2.4	8.8
Principal payments on finance leases	—	(0.5)	(0.2)	(1.0)
Adjusted FCF	$72.8	$35.0	$16.3	$92.7
1.For purposes of our condensed consolidated statements of cash flows, expenses, including value-added taxes, financed by an intermediary are treated as operating cash outflows and financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we add back the operating cash outflows when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.
2.The amounts for the 2022 periods relate to the portion of interest paid that relates to the pre-acquisition debt for the Claro Panama Acquisition. The amounts for the 2021 periods relate to (i) the Cabletica Term Loan B-1 Facility and Cabletica Term Loan B-2 Facility that were entered into in advance of the Telefónica Costa Rica Acquisition, and (ii) the portion of interest paid in April 2021 that relates to pre-acquisition debt for the AT&T Acquisition.

.
Rebase Information
Rebase growth rates are a non-GAAP measure. For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the current year, we have adjusted our historical revenue and Adjusted OIBDA to include or exclude the pre-acquisition amounts of acquired or disposed business, as applicable, to the same extent they are included or excluded from the current year. The businesses that were acquired impacting the comparative periods are as follows:
i.Telefónica Costa Rica, which was acquired on August 9, 2021; and
ii.Broadband VI, LLC, which was acquired effective December 31, 2021.
In addition, we reflect the translation of our rebased amounts for the prior-year periods at the applicable average foreign currency exchange rates that were used to translate our results for the corresponding current-year periods.

We have reflected the revenue and Adjusted OIBDA of acquired entities in our prior-year rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired entities during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present their revenue and Adjusted OIBDA on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted OIBDA that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted OIBDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis and should be viewed as measures of operating performance that are a supplement to, and not a substitute for, U.S. GAAP reported growth rates.

The following tables provide the aforementioned adjustments made to the revenue and Adjusted OIBDA amounts for the periods indicated, to derive our rebased growth rates. Due to rounding, certain rebased growth rate percentages may not recalculate.

In the tables set forth below:
•reported percentage changes are calculated as current period measure, as applicable, less prior-period measure divided by prior-period measure; and
•rebased percentage changes are calculated as current period measure, as applicable, less rebased prior-period measure divided by rebased prior-period measure.

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The following tables set forth the reconciliations from reported revenue to rebased revenue and related change calculations.

	Three months ended June 30, 2021
	C&W Caribbean & Networks	C&W Panama	Liberty Puerto Rico	VTR	Liberty Costa Rica	Corporate	Intersegment eliminations	Total
	In millions

Revenue – Reported	$434.2	$133.3	$360.4	$209.3	$36.3	$5.4	$(5.7)	$1,173.2
Rebase adjustments:
Acquisitions	—	—	2.9	—	71.4	—	—	74.3
Foreign currency	(3.6)	—	—	(31.6)	(9.3)	—	(0.1)	(44.6)
Revenue – Rebased	$430.6	$133.3	$363.3	$177.7	$98.4	$5.4	$(5.8)	$1,202.9

Reported percentage change	5%	6%	1%	(28)%	198%	2%	N.M.	4%

Rebased percentage change	6%	6%	—%	(16)%	10%	2%	N.M.	1%
N.M. – Not Meaningful.

	Six months ended June 30, 2021
	C&W Caribbean & Networks	C&W Panama	Liberty Puerto Rico	VTR	Liberty Costa Rica	Corporate	Intersegment eliminations	Total
	In millions

Revenue – Reported	$864.0	$260.6	$721.7	$419.6	$72.5	$10.8	$(10.8)	$2,338.4
Rebase adjustments:
Acquisitions	—	—	5.8	—	139.2	—	—	145.0
Foreign currency	(10.4)	—	—	(53.6)	(14.5)	—	(0.1)	(78.6)
Revenue – Rebased	$853.6	$260.6	$727.5	$366.0	$197.2	$10.8	$(10.9)	$2,404.8

Reported percentage change	4%	3%	2%	(24)%	197%	3%	N.M.	4%

Rebased percentage change	5%	3%	1%	(12)%	9%	3%	N.M.	1%
N.M. – Not Meaningful.

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The following tables set forth the reconciliations from reported Adjusted OIBDA to rebased Adjusted OIBDA and related change calculations.

	Three months ended June 30, 2021
	C&W Caribbean & Networks	C&W Panama	Liberty Puerto Rico	VTR	Liberty Costa Rica	Corporate	Total
	In millions

Adjusted OIBDA – Reported	$188.1	$45.6	$161.4	$68.7	$12.7	$(12.5)	$464.0
Rebase adjustments:
Acquisitions	—	—	0.3	—	24.7	—	25.0
Foreign currency	(0.9)	—	—	(10.4)	(3.2)	—	(14.5)
Adjusted OIBDA – Rebased	$187.2	$45.6	$161.7	$58.3	$34.2	$(12.5)	$474.5

Reported percentage change	11%	(3)%	(8)%	(45)%	180%	(2)%	—%

Rebased percentage change	12%	(3)%	(8)%	(35)%	4%	(2)%	(2)%

	Six months ended June 30, 2021
	C&W Caribbean & Networks	C&W Panama	Liberty Puerto Rico	VTR	Liberty Costa Rica	Corporate	Total
	In millions

Adjusted OIBDA – Reported	$369.4	$89.6	$311.3	$139.2	$26.8	$(23.0)	$913.3
Rebase adjustments:
Acquisitions	—	—	0.6	—	36.1	—	36.7
Foreign currency	(3.6)	—	—	(17.7)	(4.4)	—	(25.7)
Adjusted OIBDA – Rebased	$365.8	$89.6	$311.9	$121.5	$58.5	$(23.0)	$924.3

Reported percentage change	9%	(5)%	(6)%	(39)%	146%	(16)%	(1)%

Rebased percentage change	10%	(5)%	(6)%	(30)%	12%	(16)%	(2)%

The following tables set forth the reconciliations from reported revenue by product for our C&W Caribbean and Networks segment to rebased revenue by product and related change calculations.

	Three months ended June 30, 2021
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$127.1	$91.5	$218.6	$215.6	$434.2
Rebase adjustments:
Foreign currency	(0.8)	(0.8)	(1.6)	(2.0)	(3.6)
Revenue by product – Rebased	$126.3	$90.7	$217.0	$213.6	$430.6

Reported percentage change	1%	3%	2%	8%	5%

Rebased percentage change	1%	4%	2%	9%	6%

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	Six months ended June 30, 2021
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$253.0	$176.9	$429.9	$434.1	$864.0
Rebase adjustments:
Foreign currency	(2.4)	(2.1)	(4.5)	(5.9)	(10.4)
Revenue by product – Rebased	$250.6	$174.8	$425.4	$428.2	$853.6

Reported percentage change	2%	5%	3%	5%	4%

Rebased percentage change	3%	6%	4%	6%	5%

The following tables set forth the reconciliations from reported revenue by product for our C&W borrowing group to rebased revenue by product and related change calculations.

	Three months ended June 30, 2021
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$150.7	$147.4	$298.1	$266.7	$564.8
Rebase adjustments:
Foreign currency	(0.8)	(0.8)	(1.6)	(2.0)	(3.6)
Revenue by product – Rebased	$149.9	$146.6	$296.5	$264.7	$561.2

Reported percentage change	2%	1%	1%	9%	5%

Rebased percentage change	2%	2%	2%	10%	6%

	Six months ended June 30, 2021
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$300.3	$287.6	$587.9	$532.0	$1,119.9
Rebase adjustments:
Foreign currency	(2.4)	(2.1)	(4.5)	(5.9)	(10.4)
Revenue by product – Rebased	$297.9	$285.5	$583.4	$526.1	$1,109.5

Reported percentage change	3%	2%	3%	5%	4%

Rebased percentage change	4%	3%	3%	7%	5%

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The following table sets forth the reconciliation from Adjusted OIBDA for our C&W borrowing group to rebased Adjusted OIBDA and related change calculations.

	Three months ended June 30, 2021	Six months ended June 30, 2021
	In millions

Adjusted OIBDA – Reported	$233.7	$459.0
Rebase adjustments:
Foreign currency	(0.9)	(3.6)
Adjusted OIBDA – Rebased	$232.8	$455.4

Reported percentage change	9%	6%

Rebased percentage change	9%	7%

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Non-GAAP Reconciliation for Consolidated Leverage Ratios
We have set forth below our consolidated leverage and net leverage ratios, which include VTR. Our consolidated leverage and net leverage ratios, each a non-GAAP measure, are defined as (i) adjusted total debt and finance lease obligations (total carrying value of debt and finance lease obligations plus discounts, premiums and deferred finance costs, less projected derivative principal-related cash receipts) less cash and cash equivalents divided by (ii) last two quarters annualized Adjusted OIBDA as of June 30, 2022. For purposes of these calculations, adjusted total debt and finance lease obligations is measured using swapped foreign currency rates. We believe our consolidated leverage and net leverage ratios are useful because they allow our investors to consider the aggregate leverage on the business inclusive of any leverage at the Liberty Latin America level, not just at each of our operations. Investors should view consolidated leverage and net leverage as supplements to, and not substitutes for, the ratios calculated based upon measures presented in accordance with U.S. GAAP. Reconciliations of the numerator and denominator used to calculate the consolidated leverage and net leverage ratios as of June 30, 2022 and March 31, 2022 are set forth below:

	June 30, 2022		March 31, 2022
	in millions, except leverage ratios

Total debt and finance lease obligations	$9,289.8		$9,099.8
Discounts, premiums and deferred financing costs, net	129.6		136.7
Projected derivative principal-related cash payments (receipts), net[1]	(221.1)		14.8
Adjusted total debt and finance lease obligations[2]	9,198.3		9,251.3
Less:
Cash and cash equivalents	1,098.2		923.4
Net debt and finance lease obligations[2]	$8,100.1		$8,327.9

Operating income[3]:
Operating loss for the three months ended December 31, 2021	N/A		$(411.8)
Operating income for the three months ended March 31, 2022	$188.3		188.3
Operating loss for the three months ended June 30, 2022	(350.2)		N/A
Operating loss – last two quarters	(161.9)		(223.5)
Annualized operating loss – last two quarters annualized	$(323.8)		$(447.0)
Adjusted OIBDA[4]:
Adjusted OIBDA for the three months ended December 31, 2021	N/A		$469.6
Adjusted OIBDA for the three months ended March 31, 2022	$440.2		440.2
Adjusted OIBDA for the three months ended June 30, 2022	463.5		N/A
Adjusted OIBDA – last two quarters	$903.7		$909.8
Annualized Adjusted OIBDA – last two quarters annualized	$1,807.4		$1,819.6

Consolidated debt and finance lease obligations to operating loss ratio	(28.7)	x	(20.4)	x
Consolidated net debt and finance lease obligations to operating loss ratio	(25.3)	x	(18.3)	x
Consolidated leverage ratio	5.1	x	5.1	x
Consolidated net leverage ratio	4.5	x	4.6	x
N/A – Not Applicable.
1.Amounts represent the U.S. dollar equivalents and are based on interest rates and exchange rates that were in effect as of June 30, 2022 and March 31, 2022, respectively.

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2.The adjusted total debt and finance lease obligations and net debt and finance lease obligations balances include VTR balances. The VTR balances included in the table above are as follows:

	June 30, 2022	March 31, 2022
	in millions

Total debt and finance lease obligations	$1,494.6	$1,506.0
Discounts, premiums and deferred financing costs, net	21.1	23.1
Projected derivative principal-related cash payments (receipts), net	(221.1)	18.7
Adjusted total debt and finance lease obligations	1,294.6	1,547.8
Less:
Cash and cash equivalents	67.5	66.8
Net debt and finance lease obligations	$1,227.1	$1,481.0
3.Operating income or loss is the closest U.S. GAAP measure to Adjusted OIBDA, as discussed in Adjusted OIBDA and Adjusted OIBDA less P&E Additions above. Accordingly, we have presented consolidated debt and finance lease obligations to operating income (loss) and consolidated net debt and finance lease obligations to operating income (loss) as the most directly comparable financial ratios to our non-GAAP consolidated leverage and consolidated net leverage ratios.
4.Adjusted OIBDA is a non-GAAP measure. See Adjusted OIBDA and Adjusted OIBDA less P&E Additions above for reconciliation of Adjusted OIBDA to the nearest U.S. GAAP measure for the three months ended June 30, 2022. A reconciliation of our operating income (loss) to Adjusted OIBDA for the three months ended December 31, 2021 and March 31, 2022 is presented in the following table:

	Three months ended December 31, 2021	Three months ended March 31, 2022
	in millions

Operating income (loss)	$(411.8)	$188.3
Share-based compensation expense	29.2	30.0
Depreciation and amortization	228.5	214.1
Impairment, restructuring and other operating items, net	623.7	7.8
Adjusted OIBDA	$469.6	$440.2

Non-GAAP Reconciliations for Borrowing Groups
We provide certain financial measures in this press release of our borrowing groups. The financial statements of each of our borrowing groups are prepared in accordance with U.S. GAAP. We include certain financial measures for our borrowing group in this press release that are considered non-GAAP measures, including: (i) Adjusted OIBDA; (ii) Adjusted OIBDA Margin; and (iii) Proportionate Adjusted OIBDA.

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Adjusted OIBDA by Borrowing Group
Adjusted OIBDA and proportionate Adjusted OIBDA at a borrowing group level are non-GAAP measures. Adjusted OIBDA is defined as operating income or loss before share-based compensation, depreciation and amortization, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Proportionate Adjusted OIBDA is defined as Adjusted OIBDA less the noncontrolling interests' share of Adjusted OIBDA. We believe these measures at the borrowing group level are useful to investors because they are one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measures may not be directly comparable to similar measures used by other public companies. These measures should be viewed as measures of operating performance that are a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income.
A reconciliation of C&W's operating income (loss) to Adjusted OIBDA and Proportionate Adjusted OIBDA is presented in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021
	in millions

Operating income (loss)	$(462.4)	$67.1	$(388.8)	$135.1
Share-based compensation expense	9.9	9.8	18.4	16.7
Depreciation and amortization	132.8	139.6	270.3	285.5
Related-party fees and allocations	14.2	7.5	24.1	12.8
Impairment, restructuring and other operating items, net	559.5	9.7	563.0	8.9
Adjusted OIBDA	254.0	233.7	487.0	459.0
Noncontrolling interests' share of Adjusted OIBDA	35.0	33.9	67.8	67.0
Proportionate Adjusted OIBDA	$219.0	$199.8	$419.2	$392.0